Filed Pursuant to Rule 424(b)(3)
Registration No. 333-256823
JLL INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 14 DATED FEBRUARY 3, 2025
TO THE PROSPECTUS DATED APRIL 12, 2024

This supplement No. 14 is part of the prospectus of JLL Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 14 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the status of our share repurchase plan;
•update to the "Suitability Standards" section of the prospectus; and
•the recent share pricing information.
Share Repurchase Plan Status
During the period from January 1, 2025 through January 31, 2025, we redeemed 3,433,772 shares for a total of approximately $39,439,000 pursuant to our share repurchase plan. We honored 100% of all redemption requests received. Shares are not eligible for repurchase for the first year after purchase except upon death or disability of the stockholder. Shares issued pursuant to our distribution reinvestment plan are not subject to the one-year holding period. Eligible share repurchases during the period from January 1, 2025 through March 31, 2025 are limited to approximately $125,562,000 which is 5% of the NAV of all classes of shares as of the last business day of the previous calendar quarter.
Updates to our Prospectus
The following disclosure replaces the "Massachusetts Investors" paragraph of the "Suitability Standards" section on page ii of the Prospectus:

Massachusetts Investors: Massachusetts investors must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a Massachusetts investor’s investment in us, our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from January 1 to January 31, 2025, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
January 2, 2025	$11.46	$11.48	$11.49	$11.47	$11.46
January 3, 2025	$11.46	$11.48	$11.49	$11.47	$11.46
January 6, 2025	$11.47	$11.48	$11.50	$11.48	$11.46
January 7, 2025	$11.47	$11.48	$11.50	$11.48	$11.46
January 8, 2025	$11.47	$11.48	$11.50	$11.48	$11.47
January 10, 2025	$11.47	$11.49	$11.50	$11.48	$11.47
January 13, 2025	$11.47	$11.49	$11.50	$11.49	$11.47
January 14, 2025	$11.47	$11.49	$11.51	$11.49	$11.47
January 15, 2025	$11.47	$11.49	$11.51	$11.49	$11.47
January 16, 2025	$11.47	$11.49	$11.50	$11.49	$11.47
January 17, 2025	$11.47	$11.49	$11.51	$11.49	$11.47
January 21, 2025	$11.47	$11.49	$11.51	$11.49	$11.47
January 22, 2025	$11.47	$11.49	$11.51	$11.49	$11.48
January 23, 2025	$11.48	$11.50	$11.51	$11.49	$11.48
January 24, 2025	$11.47	$11.49	$11.51	$11.49	$11.48
January 27, 2025	$11.48	$11.50	$11.52	$11.50	$11.48
January 28, 2025	$11.48	$11.50	$11.52	$11.50	$11.48
January 29, 2025	$11.48	$11.50	$11.52	$11.50	$11.48
January 30, 2025	$11.48	$11.50	$11.52	$11.50	$11.49
January 31, 2025	$11.48	$11.50	$11.52	$11.50	$11.49
(1)     Shares of Class D common stock are currently being offered pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each publicly offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.